                   [Letterhead of MacKenzie Partners, Inc.]



News Release

CONTACTS:
David L. Sokol, Chairman & CEO
Dale R. Schuster, Vice President
California Energy Company, Inc.
(402) 330-8900
or
Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877

FOR IMMEDIATE RELEASE:

  CALIFORNIA ENERGY COMMENCES $39 PER SHARE CASH TENDER OFFER
          FOR A MAJORITY OF MAGMA POWER'S COMMON STOCK;
          Magma's Board Recommends Stockholders Tender

OMAHA, NE, December 9, 1994 -- California Energy Company, Inc. (NYSE, PSE, LSE: CE) announced today that it has commenced a cash tender offer for 12,400,000 shares, or approximately 51% of the common stock, of Magma Power Company (NASDAQ:MGMA) at a price of $39 net per share.

The offer is due to expire at midnight, New York City time, on January 9, 1995 and, if oversubscribed, will be pro-rated. As soon as practicable thereafter, California Energy will complete the acquisition of all remaining Magma shares in a second step merger transaction by issuing for each Magma share a combination of cash and California Energy common shares totalling $39, or, at California Energy's option, approximately $38.50 per share in cash. It is California Energy's present intention to pay the merger consideration solely in cash, although such intention is based on expected market conditions and other factors which may change.

As previously announced, the Magma Board of Directors, by the unanimous vote of those present, has determined that the terms of the offer and merger are fair to, and in the best interest of Magma's stockholders and recommends that stockholders tender their Magma shares into California Energy's tender offer.

The tender offer is subject to, among other things, there being validly tendered, together with shares beneficially owned by California Energy, a majority of the outstanding shares of Magma, the funding of financing and other customary conditions.

Following the merger, the combined companies will have projected annual revenues in excess of $400 million, its facilities will produce in excess of 545 MW of power and will have an additional 530 MW of power under construction. The combined companies will constitute the largest independent geothermal power company in the world with operations in the U.S., Philippines and Indonesia.

                            - more -

CALIFORNIA ENERGY/MAGMA POWER
December 9, 1994
page 2

California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW of power with an additional 300 MW under construction and 970 MW under contract.

Magma Power Company, which has approximately 24,046,000 shares outstanding, is a leader in the geothermal industry. The Company currently operates seven geothermal plants in Southern California on geothermal leaseholds and fee interests in other parts of California and Nevada. Magma is also currently constructing a power plant in the Philippines with a total capacity if 231 MW.

                              # # #